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                                                                  Exhibit 99.1



                     BURNHAM PACIFIC UPDATES STOCKHOLDERS ON
                         STRATEGIC ALTERNATIVES PROCESS

SAN DIEGO, Aug. 4 /PRNewswire/ -- Burnham Pacific Properties, Inc. (NYSE: BPP - news) today announced that, in connection with the Company's pursuit of its strategic alternatives, the Company's preferred stockholders that are affiliates of Westbrook Partners have delivered notice to the Company purportedly exercising a right to a Change of Control Preference under the terms of the Company's preferred stock. If valid, the election of a Change of Control Preference would have the effect of prohibiting the Company from making distributions to the holders of the Company's common stock until the preferred stock has been redeemed. The Company does not agree with the position taken by Westbrook, but the Company does not believe that it is necessary to resolve the matter at this time given that its Board of Directors has not concluded its review of the Company's strategic alternatives.

Accordingly, the Company is in negotiations with Westbrook with respect to a proposed agreement pursuant to which Westbrook would agree to suspend any rights that it may have as a result of its purported election. The Company, in turn, would agree that Westbrook may in the future revive the rights it has, if any, as a result of the election.

There can be no assurance that the Company will execute any such agreement with Westbrook. Moreover, despite the purported election by Westbrook of a Change of Control Preference, there can be no assurance that there will be a change of control transaction involving the Company or any assurances with respect to the terms upon which any such transaction could be consummated. In addition, there can be no assurance that the Company will continue paying regular quarterly distributions to its common stockholders.

Burnham Pacific is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities throughout the United States. The Company makes available on a quarterly basis supplemental information that includes property and corporate level detail which is available upon request. More information on Burnham Pacific may be found on the Company's web site at http://www.burnhampacific.com or by calling 800-462-5181.

This news release contains "forward-looking statements" that predict or indicate future events or trends or that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, uncertainties in the strategic alternative process, the validity of the election of the Change of Control Preference, the impact of that election on the payment of future dividends and whether the Company will execute any agreement with Westbrook with respect to such election, as well as other factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including, without limitation, the risk factors that were disclosed in our Form 10-K that was filed with the SEC on March 30, 2000. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K which may supplement, modify, supersede or update those risk factors.